Exhibit 3.5.5

CERTIFICATE OF MERGER

OF

LODO REALTY CO., LLC

INTO

LEVEL 3 COMMUNICATIONS, LLC

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Act, Level 3 Communications, LLC, a Delaware limited liability company, has executed the following Certificate of Merger:

FIRST: The name of the surviving limited liability company is Level 3 Communications, LLC, and the name of the limited liability company being merged into this surviving limited liability company is Lodo Realty Co., LLC, a Delaware limited liability company.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is Level 3 Communications, LLC.

FOURTH: The merger is to become effective on filing of this Certificate.

FIFTH: The Agreement of Merger is on file at 1025 Eldorado Boulevard, Broomfield, Colorado 80021, the place of business of the surviving limited liability company.

SIXTH: A copy of the Agreement of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of the constituent limited liability companies.

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 19th day of December, 2000.

LEVEL 3 COMMUNICATIONS, LLC

/s/ R. Douglas Bradbury

Name:	R. Douglas Bradbury, Manager
Title:	Manager